March 14, 2006

TRUSTEE: LaSalle Bank National Association 135 South LaSalle Street, Suite 1625 Chicago, IL 60603 Attn: Barbara Marik	MASTER SERVICER: Wachovia Bank, National Association Structured Products Services 8739 Research Drive - URP 4 Charlotte, NC 28288-1075 Attn: Doug Ratcliff
UNDERWRITERS: Wachovia Capital Markets LLC 301 South College Street Charlotte, NC 28288-0166 Attn: Mr. William J. Cohane	Deutsche Bank Securities Inc. 60 Wall Street New York, NY 10005 Attn: Scott Waynebern
Goldman, Sachs & Co. 85 Broad Street New York, NY 10004 Attn: Scott Wisenbaker	Merrill Lynch, Pierce, Fenner & Smith Incorporated Four World Financial Center, 15th Floor 250 Vesey Street New York, NY 10080 Attn: John Mulligan
Nomura Securities International, Inc. 2 World Financial Center New York, NY 1281 Attn: Phillip Evanski
RATING AGENCIES: Moody's Investors Service, Inc. 99 Church Street, 8th Floor New York, NY 10007 Attn: Tracey Ferguson	Standard & Poor's Ratings Service 55 Water Street, 41st Floor New York, NY 10041-0003 Attn: CMBS Surveillance Group
Fitch, Inc. One State Street Plaza New York, NY 10004 Attn: Mary MacNeil	DEPOSITOR: Wachovia Commercial Mortgage Securities, Inc. 301 South College Street Charlotte, NC 28288 Attn: William J. Cohane

    RE: WCMS 05-C20, Officer's Certificate

    11200 Rockville Pike, Suite 400, Rockville, MD 20852
    301.255.4700 main www.cwcapital.com

Dear Representatives:

In accordance with the requirements detailed in §3.13 of the Pooling and Servicing Agreement for the above-mentioned CMBS pool, CWCapital Asset Management LLC ("CWCAM"), in its capacity as Special Servicer, is providing this Officer's Certificate with respect to the following:
(i)	Under my supervision, CWCAM has reviewed its activities for 2005 and its performance under the Pooling and Servicing Agreement;
(ii)
To the best of my knowledge, based on this review, CWCAM has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects throughout its term as Special Servicer which was for the period of 8/23/05 through 12/31/05; and

(iii)
CWCAM has received no notice regarding qualification, or challenging the status, of either of REMIC I or REMIC II as a REMIC under the REMIC Provisions or of the Grantor Trusts as a "grantor trust" for income tax purposes under the Grantor Trust Provisions from the Internal Revenue Service or any other governmental agency or body.

Should you have any questions, please do not hesitate to contact me. I can be reached at 888/880-8958 or via email at kolin@cwcapital.com.

Sincerely,
    CWCapital AssetManagement LLC

/s/ Kathleen C. Olin	/s/ David B. Iannarone
Kathleen C. Olin	David Iannarone
Vice President-Special Servicing	Managing Director

cc:    Greg Askey, Principal
 Matthews, Carter and Boyce, P.C.
 11320 Random Hills Road, Suite 600
 Fairfax, VA 22030-7427